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Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

December 5, 2002

among

THE DUN & BRADSTREET CORPORATION

DUNS INVESTING IX CORPORATION

and

HOOVER'S, INC.

i

Exhibits

Exhibit 1	Form of Voting Agreement
Exhibit 2	Certificate of Merger
Exhibit 3	Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2002, among THE DUN & BRADSTREET CORPORATION, a Delaware corporation (the "Parent"), DUNS INVESTING IX CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and HOOVER'S, INC., a Delaware corporation (the "Company"). The Company and Acquisition are hereinafter sometimes collectively referred to as the "Constituent Corporations." Capitalized terms not otherwise defined herein are used as defined in Section 10 hereof.

        WHEREAS, the Boards of Directors of Parent, Acquisition and the Company have approved and deem it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by a merger of Acquisition with and into the Company (the "Merger") pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), will be converted into the right to receive the Merger Consideration (as hereinafter defined), upon the terms and conditions set forth in this Agreement; and

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent has entered into an agreement (the "Voting Agreement," in the form attached as Exhibit 1 hereto) with certain stockholders of the Company pursuant to which such stockholders agreed to vote the shares of Company Common Stock owned by them to approve and adopt this Agreement and approve the Merger (the Voting Agreement and this Agreement are collectively referred to herein as the "Transaction Agreements").

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Parent, Acquisition and the Company agree as follows:

ARTICLE 1

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Acquisition shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (in such capacity, the "Surviving Corporation").

        Section 1.2.    Effective Time; Filing of Certificate of Merger.    The Merger shall be effected by the filing at the time of the Closing (as hereinafter defined) of a properly executed certificate of merger (the "Certificate of Merger") or other appropriate documents (in the form attached as Exhibit 2hereto) with the Secretary of State of the State of Delaware (the "Secretary of State") in accordance with the provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State or at such later date or time as specified in the Certificate of Merger (the "Effective Time").

        Section 1.3.    Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety in the form attached as Exhibit 3 hereto; and such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation.

        Section 1.4.    Bylaws.    At the Effective Time, the bylaws of the Company shall be amended and restated to conform to the bylaws of Acquisition as in effect immediately prior to the Effective Time; and such bylaws shall be the bylaws of the Surviving Corporation.

        Section 1.5.    Directors and Officers.    The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation. The officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly appointed and qualified.

        Section 1.6.    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or any other acts are necessary or desirable to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each Constituent Corporation and its officers and directors shall be deemed, following the reasonable good faith efforts of the Surviving Corporation to obtain the cooperation of such officers and directors and the failure of such officers or directors to cooperate, to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such documents and to do all acts necessary or proper to vest, perfect or confirm title to and possession of any property or rights of either Constituent Corporation in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation to take any and all such action.

        Section 1.7.    Time and Place of Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 8911 Capital of Texas Highway North, Westech 360, Suite 3350, Austin, Texas as soon as practicable and no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article 6 hereof, or at such other place, at such other time or on such other date, as Parent and the Company may mutually agree (the date of the Closing is hereinafter sometimes referred to as the "Closing Date").

        Section 1.8.    Effect of Merger on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or of Acquisition:

          (a)  Capital Stock of Acquisition.    Each share of the capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)  Merger Consideration.    Subject to Section 1.9 hereof, each share of Company Common Stock issued and outstanding at the Effective Time (other than (i) Company Common Stock owned by Parent or any direct or indirect Subsidiary of Parent, except for shares owned on behalf of third parties, (ii) Company Common Stock owned by the Company or any direct or indirect Subsidiary of the Company, except for shares owned on behalf of third parties, and (iii) Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $7.00 in cash (the "Merger Consideration").

          (c)  Cancellation of Shares.    At the Effective Time, all Company Common Stock (other than (i) Company Common Stock owned by Parent or any direct or indirect Subsidiary of Parent, except for shares owned on behalf of third parties, and (ii) Company Common Stock owned by the Company or any direct or indirect Subsidiary of the Company, except for shares owned on behalf of third parties (collectively, "Excluded Shares"), and (iii) Dissenting Shares) shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") representing any of such Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        Section 1.9.    Payment for Shares.

          (a)  Prior to the Effective Time, Parent shall appoint the Paying Agent to act as the Paying Agent in connection with the Merger. From and after the Effective Time, each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent, a check representing the Merger Consideration to which such holder shall have become entitled pursuant to Section 1.8 hereof. Immediately prior to the Effective Time, Parent will deliver to the Paying Agent, in trust for the benefit of the holders of Company Common Stock, cash in the amount of the Merger Consideration payable pursuant to Section 1.8 hereof.

          (b)  Promptly after the Effective Time, but in no event later than five (5) business days thereafter, the Paying Agent shall mail to each record holder of Company Common Stock as of the Effective Time (other than holders of Excluded Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration to which such holder shall have become entitled pursuant to Section 1.8 hereof, and such Certificate shall forthwith be canceled. For shares of Company Common Stock that are held in book entry form, Parent shall establish procedures for the delivery of such Company Common Stock, which procedures shall be reasonably acceptable to the Company. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration together with any other cash, dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of a check representing cash to a Person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive the Merger Consideration as provided in Section 1.8 hereof, without any interest thereon.

          (c)  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, upon receiving an indemnity undertaking from such Person or, if required by the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Paying Agent may require, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration due to such Person as provided in Section 1.8 of this Agreement.

          (d)  Parent shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of any other Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent or the Paying

  Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made and (ii) Parent shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

          (e)  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as described in Sections 1.8 and 1.9 hereof.

          (f)    Any cash delivered to the Paying Agent for payment of the Merger Consideration that remains unclaimed by the former stockholders of the Company for 180 days following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Section 1.9 shall thereafter look first to the Surviving Corporation and, second, to Parent for satisfaction of their claim for the consideration set forth herein, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        Section 1.10.    Company Stock Options and Company Warrants.

          (a)  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Company Stock Option (as hereinafter defined), each unexpired and unexercised option to acquire Company Common Stock outstanding immediately prior to the Effective Time under the 1999 Plan (as hereinafter defined), whether vested or unvested (each, a "Company Stock Option" and, collectively, the "Company Stock Options"), shall automatically be canceled and each holder of a Company Stock Option shall have the right to receive from the Surviving Corporation a cash payment (less any amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of any other Tax Law) in an aggregate amount equal to the difference, if any, between the Merger Consideration and the exercise price of such Company Stock Option as expressly stated in the 1999 Plan, stock option agreement or other agreement (to the extent such difference is a positive number) (the "Option Consideration"). Company Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled without any consideration. The Option Consideration shall be paid promptly after the Closing Date, but in no event later than five (5) business days thereafter.

          (b)  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Company Warrants (as hereinafter defined), each outstanding and unexercised Company Warrant will be automatically converted into the right to receive the Merger Consideration in accordance with the terms of the warrant agreements pursuant to which such Company Warrants were issued. Notwithstanding the foregoing, any Company Warrant with an exercise price equal to or greater than the Merger Consideration will be canceled without consideration.

        Section 1.11.    Dissenting Shares.    Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shares instead shall, from and after the Effective Time, be canceled and shall cease to exist and shall represent only the right to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 (less any amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of any other Tax Law), except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 1.9 hereof, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

        Section 1.12.    Adjustments.    If, during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period (or the occurrence of any similar events), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to the reasonable satisfaction of Parent and the Company.

ARTICLE 2

OTHER AGREEMENTS

        Section 2.1.    Disclosure Schedule.

          (a)  Disclosure Schedule.    The Company has delivered to Parent the Disclosure Schedule which was signed by the President and the Secretary of the Company (on behalf of the Company) stating that the Disclosure Schedule was delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

          (b)  Updates.    The Company shall provide prompt notice to Parent, and, in any event within five (5) business days of the Company obtaining knowledge thereof, of any matters that occur from and after the date of this Agreement and which, if existing on the date hereof, would have been required to be described in the Disclosure Schedule. The Company shall update the Disclosure Schedule (by either (i) revision of specific Schedules included in the original Disclosure Schedule referred to in Section 2.1(a) or (ii) addition of new Schedules that were neither included in said original Disclosure Schedule nor referred to in or contemplated by this Agreement as of the date of this Agreement) as soon as reasonably practicable (but no later than the Closing) by written notice to Parent to reflect any matters that occur from and after the date of this Agreement and which, if existing on the date of delivery of the Disclosure Schedule, would have been required to be described in the Disclosure Schedule. If the Disclosure Schedule is updated by the addition of new Schedules not referred to in or contemplated by this Agreement as of the date of this Agreement: (i) each new Schedule shall be numbered to correspond to the applicable section or subsection which such new Schedule is intended to modify and (ii) the applicable section or subsection corresponding to such new Schedule shall be read to include the words "except as set forth in Schedule [insert applicable section or subsection number]" or words of similar meaning to appropriately connote the modifications created by such new Schedule. If requested by Parent prior to Closing, the Company shall meet and discuss with Parent prior to Closing any update to the Disclosure Schedule disclosed by the Company which results in or is reasonably expected to result in a Material Adverse Effect. The delivery of an update to the Disclosure Schedule pursuant to this Section 2.1 shall not be an admission of, nor cure, any breach of any representation or warranty made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

        Section 2.2.    Acquisition Proposals.

          (a)  Prior to the Effective Time, the Company agrees that none of it, any of its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or actively encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, the acquisition of all or any significant part of the assets or 20% or more of the issued and outstanding capital stock of the Company, or the acquisition of all or any significant part of the assets or any capital stock of any Subsidiary of the Company (an "Acquisition Transaction") or (ii) negotiate or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction; provided, however, that the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if (A) the board of directors of the Company determines in good faith, after consultation with its nationally recognized financial advisors and taking into account the advice of outside counsel, that failing to take such action would result in a breach of the fiduciary duties of such board of directors under applicable Law and (B) prior to providing any information with respect to the Company to any such Person, such Person executes a confidentiality agreement with the Company with terms and conditions no less restrictive than those set forth in the Confidentiality Agreement (as defined below). It is understood and agreed, without limitation of the Company's obligations, that any violation of this Section 2.2 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, or otherwise, shall be deemed to be a breach of this Section 2.2 by the Company.

          (b)  The Company agrees that, as of the date hereof, it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise Parent of the existence of (i) any inquiries or proposals received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person, (other than Parent and its representatives) with respect to an Acquisition Transaction, (ii) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and to update on an ongoing basis or upon Parent's reasonable request, the status thereof. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (other than Parent or any of its Subsidiaries) with respect to an Acquisition Transaction (A) on terms the board of directors of the Company determines in good faith and in the exercise of reasonable judgment (taking into account the advice of the Company's nationally recognized financial advisor), to be (if consummated) at a higher price and more favorable to the Company and its Stockholders than the transactions contemplated hereby taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms and conditions of the transactions contemplated hereby) and (iii) that is reasonably capable of being consummated in a timely manner, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (c)  Nothing contained in this Section 2.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would conflict with applicable law.

        Section 2.3.    Public Announcements.    Any public announcement made by or on behalf of either Parent or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Parent and their respective Subsidiaries, officers and directors must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party's obligations under applicable Law (but such party shall use its best efforts to consult with the other party as to all such public announcements).

        Section 2.4.    Confidentiality Agreement.    The Company and Parent agree that the Confidentiality Agreement entered into between the Company and Parent, dated March 8, 2002 (the "Confidentiality Agreement"), remains in effect, but shall at the Effective Time be deemed to have terminated without further action by the parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Acquisition that:

        Section 3.1.    Due Incorporation.    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions or governmental approvals in which the failure to be so qualified or for which the failure to obtain, as applicable, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered or made available to Parent copies of the certificates of incorporation and bylaws or other organizational documents of the Company and each of its Subsidiaries. Such certificates of incorporation and bylaws or other organizational documents are complete and correct and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective certificates of incorporation, bylaws or similar organizational documents. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions or governmental approvals in which the failure to be so qualified or for which the failure to obtain, as applicable, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.1 of the Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens. Except as set forth in Section 3.1 of the Disclosure Schedule, other than the Subsidiaries, there are no Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same in any corporation, partnership, joint venture, limited liability company or other entity.

        Section 3.2.    Capitalization.    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of November 30, 2002, (a) 15,552,091 shares of Company Common Stock are issued and outstanding (exclusive of shares held in the treasury of the Company) and no shares of Company Preferred Stock are issued and outstanding; (b) 3,380,392 shares of Company Common Stock are subject to outstanding options issued pursuant to the Company's 1999 Stock Incentive Plan (the "1999 Plan") and 1,009,862 shares of Company Common Stock are reserved and available for future issuance under the 1999 Plan; (c) 163,095 shares of Company Common Stock are reserved and available for future issuance under the Company's 1999 Employee Stock Purchase Plan (the "ESPP" and, collectively with the 1999 Plan, the "Company Stock Plans"); (d) warrants to purchase 177,074 shares of Company Common Stock are outstanding (the "Company Warrants"); and (e) 599,354 shares of Company Common Stock are issued and held in the treasury of the Company. Section 3.2 of the Disclosure Schedule sets forth a complete and correct list, as of November 30, 2002, of all holders of Existing Options, including such person's name, the number of options or warrants (vested, unvested and total) held by such person and the exercise price for each such option or warrant. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth above or in Section 3.2 of the Disclosure Schedule, other than the transactions contemplated by this Agreement, as of November 30, 2002, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person. Since November 30, 2002, until the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than pursuant to the exercise of stock options or rights under the Company Stock Plans or Company Warrants, and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company, other than for rights that may have arisen under the Company Stock Plans prior to November 30, 2002.

        Section 3.3.    Authorization; Enforceability.    The board of directors of the Company has on or prior to the date of this Agreement (a) declared the Merger advisable and in the best interests of the Company and the Stockholders and approved this Agreement in accordance with applicable Law, (b) resolved to recommend the approval and adoption of this Agreement and the Merger by the Stockholders and (c) directed that this Agreement be submitted to the Stockholders for approval. The Company has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and, subject to approval by the Stockholders of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval by the Stockholders, (y) the filing of the Certificate of Merger pursuant to the DGCL and (z) the other filings and actions described in

Section 3.4 hereof. The Transaction Agreements to which it is a party have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The filing of the Proxy Statement with the SEC and the taking of all actions in connection therewith have been duly authorized by the Company's board of directors.

        Section 3.4.    No Violation or Conflict.    Assuming all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained, the Stockholders have approved and adopted this Agreement and approved the Merger and all filings and obligations described in this Section 3.4 have been made and except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the certificate of incorporation or bylaws of the Company, (b) any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (c) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (d) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses, (b), (c) or (d), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or materially adversely affect the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements by the Company or is necessary for the consummation of the Merger by the Company and the other transactions contemplated by the Transaction Agreements by the Company, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any Environmental, health or safety Law pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of any state securities or blue sky Laws and the Nasdaq National Market, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the consummation of any of the transactions contemplated hereby or thereby or by any other Transaction Agreement.

        Section 3.5.    SEC Documents and Other Reports.    The Company has filed all required documents with the SEC since May 7, 1999 (the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be (including, without limitation, those amendments to the federal securities laws effected by, and those regulations adopted in accordance with, the Sarbanes-Oxley Act of 2002), and, at the respective times they were filed, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Reports (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Reports or as required by GAAP, the Company has not, since September 30, 2002, made any change in the accounting practices or policies applied in the preparation of the Financial Statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with all applicable legal and accounting requirements.

        Section 3.6.    No Violation of Law.    The businesses of the Company and its Subsidiaries have been, and are being, conducted in all material respects in accordance with all applicable Laws (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as hereinafter defined)), except as set forth in Section 3.6 of the Disclosure Schedule. All Existing Permits are in full force and effect and are being complied with in all material respects and will remain in full force and effect following the Merger.

        Section 3.7.    Title to and Sufficiency of Assets.    Except as set forth in Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries own good and marketable title to all of their material assets (excluding, for purposes of this sentence, assets held under leases and licenses), free and clear of any and all Liens, except Permitted Liens and except for such properties and assets that are no longer used or useful in the conduct of the Company's business and except for defects in title, easements, restrictive covenants and Taxes that are not yet due and similar encumbrances that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such assets, together with all assets held by the Company and its Subsidiaries under leases and licenses, include all tangible and Intangible Assets, Contracts and rights required for the operation of the businesses of the Company and its Subsidiaries in accordance with past practice. All Equipment has been well maintained and is in good and serviceable condition, normal wear and tear excepted, except where the failure to be so maintained could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

        Section 3.8.    Books and Records.    The books and records of the Company are true, complete and correct in all material respects and the Company has made available to Parent for examination the originals or true and correct copies of all documents material to the business of the Company that Parent has requested in connection with the transactions contemplated by this Agreement.

        Section 3.9.    Litigation.    Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.9 of the Disclosure Schedule, (a) there are no actions, suits, claims (including worker's compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations pending or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or any of its properties, assets or business, or, to the knowledge of the Company, any of the Company's or any Subsidiary's current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Company, its Subsidiaries, any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other Person whom the Company or any Subsidiary of the Company has agreed to indemnify that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        Section 3.10.    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement or set forth in Section 3.10 of the Disclosure Schedule, since March 31, 2002, (a) none of the Company or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (b) the Company or any of its Subsidiaries has not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) there has been no action taken by the Company or any of its Subsidiaries, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

        Section 3.11.    Performance of Contracts.    Each of the Contracts material to the Company is in full force and effect and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto. Except as disclosed in Section 3.11 of the Disclosure Schedule, there are no existing breaches or defaults by the Company or, to the knowledge of the Company, any other party to a Contract, under any Contract the effect of which could, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

        Section 3.12.    ERISA

          (a)  Except as disclosed in Section 3.12 of the Disclosure Schedule, with respect to each material Company Plan (as hereinafter defined), the Company has provided (or as soon as practicable will provide) to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code. Except in each case, for events or actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Plan complies with all applicable statutes and governmental rules and regulations, including, but not limited to, ERISA, the Code and COBRA, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (iii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (v) the Company and its ERISA Affiliates have complied with the continued medical coverage requirements of COBRA. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed in Section 3.12 of the Disclosure Schedule, with respect to any Company Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with Financial Accounting Standard 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Company Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and the Company has no knowledge of any material adverse change to such status.

          (b)  With respect to the Company Plans, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.12 of the Disclosure Schedule, with respect to any current or former employee or contractor of the Company or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.12 of the Disclosure Schedule, no amounts payable or provided by the Company or its Subsidiaries related to the transactions contemplated by this Agreement will constitute "excess parachute payments" within the meaning of Section 280G of the Code. Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and there is no reason why any such Company Plan is not so qualified, in all material respects, in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or the Code. There are no pending, or to the knowledge of the Company, threatened claims, suits, audits or investigations related to any Company Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of the Company or its Subsidiaries, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any Person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of the Company's Subsidiaries.

        Section 3.13.    Taxes.

          (a)  Except as set forth in Section 3.13 of the Disclosure Schedule:

            (i)    the Company and its Subsidiaries are members of an affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent; such affiliated group files a consolidated federal income Tax Return; and none of the Company, its Subsidiaries, any former Subsidiaries, or any entity to whose liabilities the Company or any of its Subsidiaries or any former Subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group;

            (ii)  each of the Company, its Subsidiaries and any former Subsidiaries has filed or caused to be filed all material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

            (iii)  each of the Company, its Subsidiaries and any former Subsidiaries has paid all Taxes due and payable by it;

            (iv)  there are no unpaid Taxes due and payable by the Company, its Subsidiaries or any former Subsidiaries or by any other Person that are or could become a Lien on any asset, or otherwise adversely affect the business, properties or financial condition of the Company or its Subsidiaries;

            (v)  each of the Company and its Subsidiaries is in compliance with, and the records of each of them contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting requirements;

            (vi)  each of the Company, its Subsidiaries and (insofar as the Company or its Subsidiaries may be liable therefor) former Subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate Governmental Entity or set aside in appropriate accounts for future payment when due;

            (vii) the Financial Statements properly reflect, as of their dates, the liabilities of the Company and its Subsidiaries and (insofar as the Company or its Subsidiaries may be liable therefor) any former Subsidiaries for all Taxes for all periods ending on or before such dates, and the books and records of the Company and its Subsidiaries properly reflect all liabilities for Taxes for all periods after the date of the most recent balance sheet included in the Financial Statements;

            (viii)none of the Company or its Subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax (except as a result of obtaining an extension of time to file a Tax Return), no unpaid Tax deficiency has been asserted against or with respect to the Company or its Subsidiaries or (insofar as the Company or its Subsidiaries may be liable therefor) any former Subsidiaries by any Governmental Entity, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company, its Subsidiaries or (insofar as the Company or its Subsidiaries may be liable therefor) any former Subsidiaries;

            (ix)  none of the Company or its Subsidiaries has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

            (x)  none of the Company or its Subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;

            (xi)  none of the Company or its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement;

            (xii) there are no excess loss accounts or deferred intercompany gains with respect to the Company or its Subsidiaries;

            (xiii)since April 16, 1997, neither the Company, its Subsidiaries nor any former Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies, nor has stock or securities of the Company or its Subsidiaries been distributed in any such transaction; and

            (xiv) the Company is not, and for the last five years has not been, a "real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (b)  The Tax Returns heretofore made available by the Company to Parent for examination reflect (i) all material Tax elections, consents and agreements made by or affecting any of the Company and its Subsidiaries that would be in effect after the Effective Time, (ii) all material types of Taxes paid and Tax Returns filed by or on behalf of the Company and its Subsidiaries, and (iii) each Tax with respect to which any of them is or has been included in a consolidated, unitary or combined Tax Return. Section 3.13 of the Disclosure Schedule describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of the Company, any of its Subsidiaries or (insofar as the Company or any of its Subsidiaries may be liable therefor) any former Subsidiary.

        Section 3.14.    Labor Matters.    Except as set forth in Section 3.14 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. To the knowledge of the Company, there exist no facts that could reasonably be expected to result in a valid claim or charge by any Person that the Company or any of its Subsidiaries engaged in any unfair labor practice with respect to any person employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance pending against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in material compliance with all labor, employment and wage payment-related Laws.

        Section 3.15.    Intangible Assets.    Except as set forth in Section 3.15 of the Disclosure Schedule, there are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use or otherwise exploit any of its Intangible Assets, whether owned or licensed by the Company or its Subsidiaries. Each trademark registration, service mark registration, pending trademark application, pending service mark application, copyright registration, patent and patent application which is owned by the Company and any of its Subsidiaries has been maintained in good standing, except where the failure to so maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries owns, free and clear of all Liens, except for Permitted Liens, or possesses adequate licenses or other rights to use, all Intangible Assets necessary or desirable to conduct its business as now conducted, except where the failure to own or possess such licenses could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.15 of the Disclosure Schedule, all of the software, code, algorithms, scripts or other computer programming installed, run or otherwise accessed or used by the Company or its Subsidiaries and all of the computer hardware owned, leased, or otherwise accessed or used by the Company or its Subsidiaries is either owned by the Company or its Subsidiaries or installed, run, accessed or used only pursuant to a valid license from the owner or authorized licensor or distributor of the software, code, algorithm, script or other computer programming. Except as set forth in Section 3.15 of the Disclosure Schedule and except in the ordinary course of business and consistent with past practice, neither the Company nor any of its Subsidiaries has licensed or distributed any Intangible Assets owned, created, authored, designed, developed, or under development by the Company, its Subsidiaries or their respective employees or consultants on the Company's or its Subsidiaries' behalf. Except as set forth in Section 3.15 of the Disclosure Schedule, the consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership, or right of the Company and each of its Subsidiaries to use its Intangible Assets except, in each case, where the impairment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in written Contracts, there are no royalties, honoraria, fees or other payments payable by the Company or its Subsidiaries to any Person by reason of the ownership, use, license (or sublicense), transmission, broadcast, delivery (electronically or otherwise), sale, or disposition of any Intangible Assets owned or licensed by the Company or its Subsidiaries. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) for a period of three years prior to the date hereof, neither the Company nor any of its Subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party, and (b) neither the Company nor any of its Subsidiaries has received any material charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or its Subsidiaries must license or refrain from using any intellectual property rights of any third party). Except as set forth in Section 3.15 of the Disclosure Schedule, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intangible Assets of the Company or its Subsidiaries.

        Section 3.16.    Environmental Matters.

          (a)  Except as set forth in Section 3.16 of the Disclosure Schedule, the Company and its Subsidiaries are, and at all times have been, in full compliance with Environmental Laws, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there have been and are no facts, conditions or activities related to the Company or any of its Subsidiaries, their operations or any property or assets (whether real, personal or mixed) in which the Company or any of its Subsidiaries have had an interest that are reasonably likely to result in an Environmental Claim against the Company or any of its Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor its officers have any reasonable basis to expect, nor have it, they or, to the Company's knowledge, any Person for whose conduct they are or may reasonably be held to be responsible received, any actual or threatened order, notice or other communication (written or oral) from any Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to the Company or any of its Subsidiaries, their operations or any property or assets (whether real, personal or mixed) in which the Company or any of its Subsidiaries has had an interest.

          (b)  Except as disclosed in Section 3.16 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Environmental Claims resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which the Company or any of its Subsidiaries has or had an interest.

          (c)  The Company and its Subsidiaries have obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") required for its operations, and all such permits are in good standing and the Company and its Subsidiaries are in substantial compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.17.    Transactions With Affiliates.    Except as set forth in Section 3.17 of the Disclosure Schedule or the Company SEC Reports, since September 30, 2002, neither the Company nor any of its Subsidiaries has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), any officer or director of the Company or any Affiliate of the Company. Except as set forth in Section 3.17 of the Disclosure Schedule or the Company SEC Reports, (a) the Contracts do not include any obligation or commitment between the Company and any Affiliate, (b) the Company's assets do not include any receivable or other obligation or commitment from an Affiliate to the Company and (c) the liabilities reflected on the Financial Statements do not include any obligation or commitment to any Affiliate.

        Section 3.18.    Insurance.    Section 3.18 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies currently in force maintained by the Company with respect to its business or to which the Company is a named insured or otherwise the beneficiary of coverage (the "Existing Insurance Policies"). Neither the Company nor any Subsidiary of the Company has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and such Subsidiaries is in compliance in all material respects with all conditions contained therein. Section 3.18 of the Disclosure Schedule sets forth all material claims made by the Company under any policy of insurance since March 31, 2001, except for workers compensation claims and claims related to the Company's health and welfare policies. Except as set forth in Section 3.18 of the Disclosure Schedule there are no material pending claims against any such insurance policies by the Company or any Subsidiary of the Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary.

        Section 3.19.    Customers, Suppliers, Distributors and Sales Representatives.    Except as set forth in Section 3.19 of the Disclosure Schedule, since September 30, 2002, the Company has not received notice that any material number of customers, or any material supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company, in each case that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 3.20.    Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the Merger.

        Section 3.21.    Disclosure Documents.    None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement will, either at the time of the mailing of the Proxy Statement to Stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to the information supplied by Parent.

        Section 3.22.    Accuracy of Information.    Neither this Agreement nor any other document provided by the Company or its Subsidiaries to Parent in connection with the transactions contemplated herein, when such documents are taken as a whole, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, provided that with respect to any document containing financial or operating projections, budgets, estimates or other forward looking financial or operational information, the Company represents and warrants only that such information was based upon assumptions reasonably believed by the Company to be reasonable in the context of the Company's history and current and reasonably foreseeable business conditions, in each case as of the date such information was prepared.

        Section 3.23.    Absence of Undisclosed Liabilities.    Except as disclosed in Section 3.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of the Company as of March 31, 2002, which is included in the Company SEC Reports, or reflected in the notes thereto, or disclosed on the Company SEC Reports filed subsequent to the date thereof, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate (taking into account all such liabilities, obligations or contingencies), could not reasonably be expected to have a Material Adverse Effect.

        Section 3.24.    Opinion of Financial Advisor.    The Company has received the opinion of SG Cowen Securities Corporation, its financial advisor, to the effect that, as of December 5, 2002, the Merger Consideration to be received in the Merger by the Stockholders, based upon and subject to the assumptions and limitations set forth in such opinion, is fair, from a financial point of view, to such Stockholders. A copy of such opinion has been delivered to Parent.

        Section 3.25.    Certain Agreements.    Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        Section 3.26.    Brokers or Finders.    Except for SG Cowen Securities Corporation with respect to the Company, a copy of whose engagement agreement has been or will be provided or made available to Parent and whose fee shall not exceed the amounts set forth therein, neither the Company nor its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who will be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

        Section 3.27.    Takeover Statutes; No Stockholder Rights Plan.    No restrictive provision of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or restrictive provision of any anti-takeover provision in the Company's certificate of incorporation and bylaws is applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement (including, without limitation, Section 203 of the DGCL). The Company does not have a stockholder rights plan or "poison pill."

        Section 3.28.    Financial Requirements.    The Company has, as of the date of this Agreement, cash and cash equivalents, net of short- and long-term indebtedness for borrowed money (each as calculated in accordance with GAAP and including restricted cash and short-term investments), in an amount equal to or in excess of $36 million.

        Section 3.29.    Software Documentation.    The Company has programmer-level, technical and user documentation, manuals and/or standards for all material software owned by the Company and necessary to conduct the Company's business as it is now conducted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION

        Parent and Acquisition hereby represent and warrant to the Company as follows:

        Section 4.1.    Due Incorporation.    Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Acquisition has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and Parent owns all of the outstanding capital stock of Acquisition.

        Section 4.2.    Authorization; Enforceability.    Each of Parent and Acquisition has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition, subject to the filing of the Certificate of Merger pursuant to the DGCL. The Transaction Agreements to which it is a party have been duly executed and delivered by each of Parent and Acquisition and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of Parent and Acquisition enforceable against Parent and Acquisition in accordance with its terms.

        Section 4.3.    No Violation or Conflict.    Assuming all consents, approvals, authorizations and other actions described in this Section 4.3 have been obtained and all filings and obligations described in this Section 4.3 have been made, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation or breach of, (a) the certificate of incorporation or bylaws of Parent, or (b) the certificate of incorporation or bylaws of Acquisition. No filing, notification or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent and Acquisition or any of their respective Subsidiaries in connection with the execution and delivery of the Transaction Agreements by Parent and Acquisition or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any Environmental, health or safety Law pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) applicable requirements, if any, of any state securities or blue sky Laws and the New York Stock Exchange, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Acquisition.

        Section 4.4.    Brokers or Finders.    Except for Credit Suisse First Boston with respect to Parent, neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who will be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

        Section 4.5.    Disclosure Documents.    None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement will, either at the time of the mailing of the Proxy Statement to Stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to the information supplied by the Company.

        Section 4.6.    Capital Resources.    Parent has or will have sufficient cash or access to cash to pay the aggregate Merger Consideration at such time and in such manner as contemplated by this Agreement.

ARTICLE 5

COVENANTS

        Section 5.1.    Conduct of Business by the Company.    From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time (unless Parent shall otherwise agree in writing (which consent, or failure to consent shall not be unreasonably delayed) and except as otherwise contemplated by this Agreement or as set forth in the Disclosure Schedule), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth in Section 5.1 of the Disclosure Schedule, prior to the Effective Time, neither the Company nor its Subsidiaries will:

          (a)  except for shares to be issued or delivered pursuant to the Existing Options, the ESPP, the Company Warrants and the issuance of stock options pursuant to the Company Stock Plans granted to new hires (other than officers), in each case in the ordinary course of business, consistent with past practice, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

          (b)  amend its certificate of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger) or split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend (except for dividends by a direct or indirect wholly-owned subsidiary to its parent), or make any other actual, constructive or deemed distribution in respect of any Company Common Stock or otherwise make any payments to Stockholders in their capacity as such;

          (c)  make payments or distributions (other than normal salaries) to any Affiliate of the Company, except for transactions in the ordinary course of business upon commercially reasonable, arm's-length terms;

          (d)  enter into, accelerate, terminate, modify in any material respect, or cancel any Contract involving either more than $100,000 or outside the ordinary course of business or knowingly do any act or knowingly omit to do any act which will cause a breach of any of the Contracts that could reasonably be expected to have a Material Adverse Effect;

          (e)  except as set forth in Section 5.1 of the Disclosure Schedule, enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than (i) as required by Law, or (ii) as expressly contemplated by this Agreement, increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (f)    make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than the disposition of assets in the ordinary course of business, consistent with past practice), of assets or securities (excluding the investment of cash in short-term investments and the sale or reinvestment of such short-term investments for cash or short-term investments in the ordinary course of business, consistent with past practice) or authorize or make any individual capital expenditure in excess of $100,000;

          (g)  settle or compromise any material claims or litigation, except in the ordinary and usual course of business;

          (h)  make any change, other than in the ordinary course of business and consistent with past practice or as required by applicable Law, regulation or change in generally accepted accounting practices, in accounting policies or procedures applied by the Company (including Tax accounting policies and procedures);

          (i)    create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

          (j)    fail to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect, unless all commercially reasonable efforts to maintain the Existing Insurance Policies have been undertaken;

          (k)  fail to preserve in all material respects its business organization intact, to retain the services of its key employees and to conduct business with material suppliers, customers, creditors and others having material business relationships with the Company in the best interests of the Company, unless all commercially reasonable efforts to preserve, retain and conduct such organization, employees and business have been undertaken;

          (l)    do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement which could reasonably be expected to result in a Material Adverse Effect; or

          (m)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 5.2.    Stockholder Meeting.

          (a)  Subject to Section 5.2(c) and Section 8.1(e) hereof, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Common Stock (the "Stockholder Meeting") as promptly as practicable after the Proxy Statement has been cleared by the SEC to consider and vote upon the approval and adoption of this Agreement and approval of the Merger.

          (b)  Subject to Section 5.2(c) hereof, (i) the Proxy Statement shall include a statement to the effect that the Company's board of directors recommends that the holders of Company Common Stock vote to approve and adopt this Agreement and approve the Merger at the Stockholder Meeting and (ii) such recommendation shall not be withdrawn or adversely modified, and no resolution by the Company's board of directors or any committee thereof to withdraw or adversely modify such recommendation shall be adopted.

          (c)  Notwithstanding anything to the contrary contained in Section 5.2(b) hereof, at any time prior to the approval and adoption of this Agreement and approval of the Merger at the Stockholder Meeting, the Company's board of directors may withdraw or adversely modify its recommendation if (i) a proposal to acquire (by merger or otherwise) a majority or more of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least three business days prior notice of any meeting of the Company's board of directors at which the board of directors will consider and determine whether such offer is a Superior Proposal and Parent does not make prior to such meeting an offer to enter into an amendment to this Agreement such that the board of directors of the Company determines in good faith (taking into account the advice of the Company's nationally recognized financial advisor) that this Agreement as proposed to be amended by Parent is at least as favorable, from a financial point of view, to the Stockholders of the Company as the Superior Proposal; (iii) the Company's board of directors determines in good faith that such offer constitutes a Superior Proposal; (iv) the Company's board of directors determines in good faith, taking into account the advice of outside legal counsel to the Company, that, in light of such Superior Proposal, the withdrawal or adverse modification of its recommendation is required in order for the Company's board of directors to comply with its fiduciary duties under applicable Law; and (v) neither the Company nor any of its Subsidiaries and Affiliates or any of their respective directors, officers, employees, agents or representatives shall have violated any of the restrictions set forth in Section 2.2 hereof.

        Section 5.3.    Filings; Approvals and Consents; Cooperation.

          (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b)  Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and the Company agree to use their respective commercially reasonable best efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust Laws, including by committing to or effecting (by consent decree, hold separate order or otherwise) the sale or disposition of such assets of Parent or the Company as may be required to avoid (or, if entered, to lift, vacate or reverse) any such order, decree, judgment or ruling; provided, however, that in no event shall Parent, Acquisition or the Company be obligated under this Section 5.3 to take any action which could reasonably be expected to have a Material Adverse Effect on Parent, Acquisition or the Company.

          (c)  Parent and the Company shall promptly prepare, and the Company shall file with the SEC, the Proxy Statement as promptly as practicable. The Company and Parent shall cooperate to respond to any comments of the SEC and the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Promptly after the Proxy Statement has been cleared by the SEC, the Company shall cause the Proxy Statement to be mailed to its Stockholders and shall take all reasonably required action to solicit proxies in favor of the approval and adoption of this Agreement and approval of the Merger.

          (d)  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (e)  The Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other material communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

        Section 5.4.    Takeover Statute.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        Section 5.5.    Access to Information.    Between the date of this Agreement and the Effective Time, the Company will give Parent and its authorized representatives reasonable access during normal business hours to all offices and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent to make such inspections as it may reasonably request and will cause its officers and those of its Subsidiaries to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time reasonably be requested by Parent. Subject to Section 2.3 hereof, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

        Section 5.6.    Disaster Recovery.

          (a)  The Company shall establish and maintain a "hot site" in Colorado at Inflow's facility (the "Alternative Hot Site"), including the installation of the hardware, software and communications components that are necessary to operate the Company's website with the URL of www.hoovers.com ("Primary Site"). In the event of a problem at the Company's Primary Site, located in Austin, Texas, that renders it incapable of providing users access to www.hoovers.com, the Company will route traffic for www.hoovers.com to the Alternative Hot Site. This process requires systems engineer intervention, and will take approximately 10 minutes after the engineer is notified of the problem and gains access to a personal computer that has Internet access.

          (b)  After the Alternative Hot Site is installed and is operational, the Company will conduct a test of the Alternative Hot Site during a weekend "off-hours" time period to verify that it is operational (the "Test"). The Test will consist of a 3-hour period, where traffic to Company's Primary Site will be routed to the Alternative Hot Site. Parent will be entitled to have a representative present during the Test. Web server logs from the Primary and Alternate Sites will be provided to Parent and its representative for the Test period. A successful Test (the "Successful Hotsite Test") will show the following results: (i) Primary Site web server logs with activity during the first hour of the Test, no activity during the second hour of the Test, and return to normal activity during the third hour of the Test and (ii) Alternative Hot Site web server logs with no activity during the first hour of the Test, normal activity during the second hour of the Test, and return to no activity during the third hour of the Test.

        Section 5.7.    Acquisition Compliance.    Parent shall cause Acquisition to comply with all of Acquisition's obligations under or relating to this Agreement. Acquisition shall not engage in any business that is not in connection with the Merger.

        Section 5.8.    Fiscal 2003 Bonuses.    As soon as practicable following the Company's fiscal year ended March 31, 2003 (and in any event not later than May 31, 2003), Parent shall pay (or shall cause the Surviving Corporation to pay) bonuses to the Company's officers and employees (including former employees eligible for severance payments who were terminated after the Closing) in accordance with pre-existing arrangements and ordinary course past practices of the Company with the amount of the bonus to be paid to each officer and employee to be determined by: (a) if applicable, the employee's (or former employee's) employment or severance agreement or (b) jointly by Parent and the Chief Executive Officer of the Company on the date hereof (or his designee). The maximum amount of any bonus to be paid to each such officer and the maximum aggregate amount to be paid to all such other employees is set forth in Section 5.8 of the Disclosure Schedule. The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each individual that is entitled to receive a bonus and his or her respective heirs and representatives.

ARTICLE 6

CONDITIONS

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent, each of which may be waived in whole or in part by the Company, Parent or Acquisition, as the case may be, to the extent permitted by Law:

          (a)  Regulatory Approvals.    Clearance from the appropriate agencies, pursuant to the HSR Act shall have been obtained by the Company and Parent or the waiting period thereby required shall have expired or been earlier terminated.

          (b)  Approval of Stockholders.    This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Stockholders.

          (c)  Statutes, Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or restricting consummation of the Merger.

        Section 6.2.    Conditions to Parent's and Acquisition's Obligation to Effect the Merger.    The obligations of Parent and Acquisition to consummate the Merger are further subject to the satisfaction at the Closing of the following express conditions precedent:

          (a)  Representations and Warranties of the Company.    The representations and warranties made by the Company in this Agreement shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect contained therein) on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they relate to a specific date), except for such failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on the Company, the Company shall have performed and complied with in all material respects all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and Parent shall have received a certificate of the Company signed by its Chief Executive Officer and Chief Financial Officer to that effect.

          (b)  No Material Adverse Change.    During the period from the date of this Agreement to the Closing Date, there shall not have occurred a Material Adverse Effect with respect to the Company.

          (c)  Employment Agreement.    Jeffrey R. Tarr shall have executed and delivered an employment agreement, in the form previously provided to Parent.

          (d)  Disaster Recovery.    Parent shall have received a certificate of the Company certifying that a Successful Hotsite Test has occurred. In the event Parent determines in good faith and in the exercise of reasonable commercial judgment (after receiving the Company's certification) that a Successful Hotsite Test has not occurred, Parent shall notify the Company of such determination no later than three (3) days after receiving the certification. Such notice shall specify the reasons that Parent believes the Successful Hotsite Test has not occurred and such reasons shall be in sufficient detail to enable the Company to make such modifications to the Alternative Hot Site as may be necessary for it to conduct a Successful Hotsite Test. If the Company disagrees with any matters in Parent's notice, the Company shall notify Parent of such disagreement and the parties will mutually agree within three (3) days thereafter on the selection of an independent third party who will, within five (5) days thereafter, examine the web server logs from the Test to determine if a Successful Hotsite Test has occurred. The determination made by the third party shall be binding on the Company and Parent.

        Section 6.3.    Conditions to the Company's Obligation to Effect the Merger.    The obligation of the Company to consummate the Merger are further subject to the satisfaction at the Closing of the following express conditions precedent:

          (a)  Representations and Warranties of Parent and Acquisition.    The representations and warranties made by Parent and Acquisition in this Agreement shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect contained therein) on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (except to the extent they relate to a specific date), except for such failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on Parent and Acquisition, taken as a whole, Parent and Acquisition shall have performed in all material respects all of their respective obligations under this Agreement, which are to be performed or complied with by them prior to or on the Closing Date, and the Company shall have received a certificate of an officer of Parent to that effect.

ARTICLE 7

NO SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION

        Section 7.1.    No Survival of Representations and Warranties.    The representations and warranties made in this Agreement or in any document, certificate or instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.

        Section 7.2.    Directors' and Officers' Indemnification.

          (a)  From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties hereunder (the "Indemnified Parties") as those contained in the Company's certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights hereunder of the Indemnified Parties, unless such modification is required by Law.

          (b)  For a period of three (3) years after the Effective Time, Parent shall cause the Surviving Corporation to (i) maintain in effect the Company's current directors' and officers' liability insurance or (ii) purchase a three (3) year extended reporting period endorsement under the

  Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement.

          (c)  The provisions of this Section 7.2 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          (d)  In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, provision shall be made by the Surviving Corporation and Parent so that the successors and assigns of the Surviving Corporation or Parent, as applicable, shall assume the obligations set forth in this Section 7.2.

ARTICLE 8

TERMINATION

        Section 8.1.    Termination.    This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval and adoption of this Agreement by the Stockholders), as follows:

          (a)  by mutual written agreement of Parent and the Company;

          (b)  by either of the Company or Parent:

            (i)    if the Effective Time shall not have occurred on or before April 1, 2003 (or May 15, 2003 if the only condition remaining unfulfilled on April 1, 2003 is any required approval by any Governmental Entity, the expiration of any waiting period or the satisfaction of the condition in Section 6.2(d) hereof); provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (ii)  if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; or

            (iii)  if, at the Stockholder Meeting (including any adjournment or postponement thereof) called pursuant to Section 5.2 hereof, the requisite vote of the Stockholders of the Company shall not have been obtained.

          (c)  by the Company, if prior to consummation of the Merger, Parent or Acquisition shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a failure of a closing condition to be satisfied under Section 6.3 and cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent and Acquisition, as applicable.

          (d)  by Parent:

            (i)    if prior to the consummation of the Merger, the Company shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach or failure to perform would give rise to a failure of a closing condition to be satisfied under Section 6.2 and cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

            (ii)  if, at any time prior to the Effective Time, the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement.

          (e)  by the Company in connection with entering into a binding written agreement that the Company's board of directors has concluded is a Superior Proposal, provided that the Company has previously notified Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent has not made, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the board of directors of the Company determines in good faith (taking into account the advice of the Company's nationally recognized financial advisor) that this Agreement as proposed to be amended is at least as favorable, from a financial point of view, to the Stockholders of the Company as the Superior Proposal.

        Section 8.2.    Rights on Termination.    In the event of termination and abandonment of the Merger by any party pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 2.4 relating to the obligations of Parent under the Confidentiality Agreement, (b) the provisions of Section 8.3 relating to the Company's obligations to make certain payments to Parent and (c) no such termination shall relieve any party of liability for any intentional breach of this Agreement.

        Section 8.3.    Termination Fee Payable to Parent.    Notwithstanding any provision to the contrary contained herein, (a) if this Agreement is rightfully terminated pursuant to Sections 8.1(b)(i), 8.1(b)(iii), or 8.1(d)(i) (other than any termination resulting from the failure of the condition in Section 6.2(b) or Section 6.3 to be satisfied), then the Company shall immediately pay to Parent all reasonably documented out-of-pocket expenses reasonably incurred by Parent and Acquisition in connection with this Agreement and the Merger within five business days after receipt by the Company of reasonably detailed evidence of the same, provided that the aggregate amount of such expenses shall not exceed $1,000,000, and (b) if this Agreement is rightfully terminated pursuant to (i) Section 8.1(b)(i) or Section 8.1(b)(iii) and (A) prior to such termination, a bona fide proposal for an Acquisition Transaction has been publicly announced and (B) within 12 months of such termination, the board of directors of the Company recommends, accepts a written offer for, or signs an agreement relating to, otherwise enters into an agreement to consummate or consummates, an Acquisition Transaction (other than the issuance of new securities by the Company for the purpose of raising additional capital or as consideration in connection with an acquisition of a Person) with another Person, (ii) Section 8.1(d)(i) (if the breach thereof is due to the Company's breach of Section 2.2), (iii) Section 8.1(d)(ii) or Section 8.1(e), then the Company shall pay to Parent the amount of $5.7 million less any expenses previously paid by the Company to Parent pursuant to Section 8.3(a) hereof, (x) in connection with any termination pursuant to clause (b)(i), upon the signing of a definitive agreement relating to such Acquisition Transaction, or, if no such agreement is signed, then upon consummation of any such Acquisition Transaction or (y) in connection with any termination pursuant to clauses (b)(ii) or (b) (iii) of this Section 8.3, concurrently upon any such termination. Upon receipt of the payments set forth in Section 8.3(b), Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, this Agreement.

ARTICLE 9

MISCELLANEOUS

        Section 9.1.    Expenses.    Except as set forth in Section 8.3 hereof, if the transactions contemplated by this Agreement are not consummated, Parent and Acquisition, on the one hand, and the Company, on the other hand, shall bear their respective legal fees and expenses.

        Section 9.2.    Entire Agreement; Amendment.    This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and (except as contemplated in Section 2.4 hereof) supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 9.3.    Governing Law.    This Agreement shall be governed and construed (a) with respect to the Merger, in accordance with the Laws of the State of Delaware and (b) with respect to all other transactions contemplated hereunder, in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

        Section 9.4.    Assignment.    Prior to the Closing, this Agreement may not be assigned by any party hereto, except with the prior written consent of the other parties hereto.

        Section 9.5.    Notices.    All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to Parent or Acquisition:	The Dun & Bradstreet Corporation 103 JFK Parkway Short Hills, New Jersey 07078 Telephone: (973) 921-5500 Telecopy: (866) 561-5154 Attention: General Counsel
With a copy to:
Hunton & Williams Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 Telephone: (804) 788-8200 Telecopy: (804) 788-8218 Attention: John Owen Gwathmey

If to the Company:	Hoover's, Inc. 5800 Airport Boulevard Austin, Texas 78752 Telephone: (512) 374-4500 Telecopy: (512) 374-4600 Attention: General Counsel
with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
8911 Capital of Texas Highway North
Westech 360, Suite 3350
Austin, Texas 78759-7247
Telephone: (512) 338-5400
Telecopy: (512) 338-5499
Attention: J. Robert Suffoletta, Jr.

        Section 9.6.    Counterparts; Headings.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        Section 9.7.    Interpretation.    Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

        Section 9.8.    Specific Performance.    The parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance to effect the Merger as provided in this Agreement.

        Section 9.9.    No Reliance.    Except for the parties to this Agreement and except as provided in Section 5.8 and Section 7.2 hereof: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement, and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

        Section 9.10.    Exhibits and Schedules.    The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

        Section 9.11.    No Third Party Beneficiary.    Except as provided pursuant to Section 5.8 and Section 7.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

ARTICLE 10

DEFINITIONS

        When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

        Section 10.1.    Affiliate.    "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

        Section 10.2.    Agreement.    "Agreement" shall mean this Agreement, together with the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

        Section 10.3.    Buildings.    "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by the Company or its Subsidiaries.

        Section 10.4.    Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Section 10.5.    Contracts.    "Contracts" shall mean all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

        Section 10.6.    Control.    "Control" (including the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

        Section 10.7.    DGCL.    "DGCL" shall mean the General Corporation Law of the State of Delaware.

        Section 10.8.    Disclosure Schedule.    "Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Company to the Parent pursuant to Section 2.1(a) of this Agreement.

        Section 10.9.    Employees.    "Employees" shall mean all of the employees of the Company.

        Section 10.10.    Environmental Claim.    "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (b) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or environmental release of any Hazardous Materials.

        Section 10.11.    Environmental Laws.    "Environmental Laws" shall mean any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common Law and regulations relating to pollution or protection of human health (excluding OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to environmental releases or threatened environmental releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, other than janitorial or office supplies safely and properly maintained.

        Section 10.12.    Equipment.    "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by the Company or its Subsidiaries.

        Section 10.13.    ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

        Section 10.14.    Existing Liens.    "Existing Liens" shall mean those Liens currently affecting any of the assets or properties of the Company.

        Section 10.15.    Existing Options.    "Existing Options" shall mean any of the following relating to any capital stock or other equity interest of the Company: (a) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of the Company to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of the Company by sale, lease, license or otherwise; (b) rights to subscribe for or purchase any shares of the capital stock or other equity or phantom equity interests of the Company; or (c) Contracts with respect to any right to purchase, put or call any shares of the capital stock or other equity or phantom equity interests of the Company.

        Section 10.16.    Existing Permits.    "Existing Permits" shall mean those material permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Company has or holds.

        Section 10.17.    Governmental Entity.    "Governmental Entity" shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

        Section 10.18.    Hazardous Materials.    "Hazardous Materials" shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could be friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") above regulated levels and radon gas; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental Entity.

        Section 10.19.    Indebtedness.    "Indebtedness" shall mean all liabilities or obligations of the Company or its Subsidiaries, whether primary or secondary or absolute or contingent, in excess of $100,000 in the aggregate: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the Company.

        Section 10.20.    Intangible Assets.    "Intangible Assets" shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, copyrights, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary computer programs and other computer software and applications, user interfaces, source code, object code, algorithms, scripts, computer and software architecture, display screens, layouts, and software development tools; and (c) all trade secrets and proprietary or confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, instructions, templates, employee invention disclosures, technical data, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and all documentation and media constituting, describing or relating to the foregoing).

        Section 10.21.    Investment.    "Investment" by the Company shall mean (a) any transfer or delivery of cash, stock or other property or value by the Company in exchange for equity, debt, preferred stock, partnership interests, participations or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money to, or perform an obligation of, any other Person; and (d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company.

        Section 10.22.    Law.    "Law" shall mean any foreign, federal, state or local governmental Law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of Law, other than any Environmental Laws.

        Section 10.23.    Lien.    "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, claim, encumbrance, pledge, lien, hypothecation, charge, infringement, interference, option, easement, lease, title defect or imperfection or any other form of security interest, equity or charge of any kind, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

        Section 10.24.    Material Adverse Effect.    "Material Adverse Effect" with respect to the Company shall mean, after the date hereof, any change, effect, event, violation, inaccuracy, circumstance, occurrence, development or other matter that individually or in the aggregate (i) had, or could reasonably be expected to have, a material adverse effect on the (a) business, (b) properties, (c) assets, (d) liabilities (contingent or otherwise), (e) financial condition, or (f) results of operations including, without limitation, sales, revenues, income and net worth, of the Company and its Subsidiaries, taken as a whole; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a "Material Adverse Effect" under this definition, the parties agree that the analysis of materiality shall take into account all relevant facts and circumstances, including both long- and short-term perspectives. "Material Adverse Effect" with respect to Parent and Acquisition shall mean any change, effect, event, violation, inaccuracy, circumstance, occurrence, development or other matter that had, or could reasonably be expected to have, a material adverse effect on or could reasonably be expected to be materially adverse to the ability of Parent and Acquisition to consummate the Merger or perform any of the other transactions contemplated by the Agreement. Notwithstanding anything to the contrary contained in this Section 10.24, none of the following shall be deemed, individually or in the aggregate, to constitute, or be considered in determining whether there exists, a Material Adverse Effect: (A) with respect to an entity that is a party to this Agreement, a decrease in such entity's stock price or (B) any change, event, violation or inaccuracy resulting from any of the following: (1) any change in GAAP or other accounting requirements or principles or any change in applicable rules or regulations or the interpretation thereof, (2) with respect to an entity that is a party to this Agreement, any actions taken by such entity or the other party to this Agreement at the request or direction, following the date of this Agreement, of the other party to this Agreement, or any inaction or failure to act by such entity or by the other party to this Agreement at the request or direction, following the date of this Agreement, of the other party to this Agreement, (3) any failure to act on the part of the Company following a good faith and reasonable request to Parent to take such action pursuant to Section 5.1 hereof and Parent's refusal to consent to the taking of such action, (4) a general decline in the financial markets in the United States or (5) the filing of a "strike suit" that seeks principally to enjoin the consummation of the Merger.

        Section 10.25.    Merger.    "Merger" shall mean the merger of Acquisition with and into the Company pursuant to this Agreement.

        Section 10.26.    Paying Agent.    "Paying Agent" shall mean a nationally recognized bank, trust company or stockholder's services firm (including each of Parent's and the Company's transfer agents).

        Section 10.27.    Permitted Liens.    "Permitted Liens" shall mean those of the Existing Liens that do not materially detract from the value of the property or assets of the Company taken as a whole subject thereto and do not materially impair the business or operations of the Company taken as a whole.

        Section 10.28.    Person.    "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, Governmental Entity, agency or branch or department thereof, or any other legal entity.

        Section 10.29.    Proxy Statement.    "Proxy Statement" shall mean the proxy statement of the Company distributed to the stockholders of the Company in connection with the Stockholder Meeting.

        Section 10.30.    Real Estate.    "Real Estate" shall mean the parcels of real property owned or leased by the Company or its Subsidiaries.

        Section 10.31.    SEC.    "SEC" shall mean the Securities and Exchange Commission.

        Section 10.32.    Stockholders.    "Stockholders" shall mean all Persons owning any shares of Company Common Stock.

        Section 10.33.    Subsidiary.    "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

        Section 10.34.    Taxes.    "Taxes" shall mean any and all taxes, as well as fees, levies, imposts, duties, assessments, withholdings and other charges of any kind in the nature of a tax (including, without limitation, all claims under any Law relating to escheat or unclaimed property) imposed or required to be collected by or paid over to any Governmental Entity, including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

        Section 10.35.    Tax Returns.    "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any Governmental Entity, or otherwise retained, with respect to Taxes or Company Plans.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

THE DUN & BRADSTREET CORPORATION
By:	/s/ LAWRENCE M. KUTSCHER Name: Lawrence M. Kutscher Title: Vice President—eBusiness Solutions
DUNS INVESTING IX CORPORATION
By:	/s/ LAWRENCE M. KUTSCHER Name: Lawrence M. Kutscher Title: Vice President
HOOVER'S, INC.
By:	/s/ JEFFREY R. TARR Name: Jeffrey R. Tarr Title: Chief Executive Officer and President

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AGREEMENT AND PLAN OF MERGER